To the Board of Trustees and Shareholders of Schwab Capital Trust

In planning and performing our audits of the financial statements of Schwab S&P 500 Fund, Schwab Small-Cap Index Fund, Schwab International Index Fund, Schwab MarketTrack Growth Portfolio (formerly Schwab AssetDirector - High Growth Fund), Schwab MarketTrack Balanced Portfolio (formerly Schwab AssetDirector - Balanced Growth Fund), Schwab MarketTrack Conservative Portfolio (formerly Schwab AssetDirector - Conservative Growth Fund), Schwab MarketTrack All Equity Portfolio, Schwab MarketManager International Portfolio (formerly Schwab OneSource Portfolios - International), Schwab MarketManager Growth Portfolio (formerly Schwab OneSource Portfolios - Growth Allocation), Schwab MarketManager Balanced Portfolio (formerly Schwab OneSource
Portfolios - Balanced Allocation), Schwab MarketManager Small Cap Portfolio (formerly Schwab OneSource Portfolios - Small Company), and Schwab
Analytics Fund (twelve portfolios of Schwab Capital Trust) (collectively, the "Funds") for the periods ended October 31, 1998, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1998.

This report is intended solely for the information and use of management and the Board of Trustees of Schwab Capital Trust and the Securities and Exchange
 Commission.


/s/ PricewaterhouseCoopers LLP
San Francisco, CA
December 8, 1998